ARTICLES OF AMENDMENT

DREYFUS NEW JERSEY TAX EXEMPT BOND FUND, INC., a Maryland corporation having its principal place of business in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation is hereby amended by striking Article SECOND of the Articles of Incorporation and inserting in lieu thereof the following:

“SECOND:  The name of the corporation (hereinafter called the ‘corporation’) is Dreyfus New Jersey Municipal Bond Fund, Inc.”

SECOND:  The Board of Directors of the Corporation approved the foregoing amendment to the charter as set forth in Article FIRST hereto, and declared that said amendment was advisable.  The Corporation’s stockholders approved the foregoing amendment at the meeting held on September 14, 1990.
The Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation’s charter are true in all material respects, and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, Dreyfus New Jersey Tax Exempt Bond Fund, Inc. has caused this instrument to be filed in its name and on its behalf by its Vice President, Mark N. Jacobs, and witnessed by its Secretary, Daniel C. Maclean, on the 14th day of September, 1990.

DREYEUS NEW JERSEY TAX EXEMPT
BOND FUND, INC.

BY:/s/ Mark N. Jacobs
Mark N. Jacobs,
Vice President

ATTEST:

/s/ Daniel C. Maclean
Daniel C. Maclean,
Secretary